EXHIBIT 10.4

Cooper-Standard Holdings Inc.

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (this “Agreement”) is made as of May 27, 2010 (the “Effective Time”), among Cooper-Standard Holdings Inc., a Delaware corporation (the “Company”) and Oak Hill Advisors L.P., a Delaware limited partnership, on behalf of certain funds and separate accounts that its manages (the “Stockholder”). Unless otherwise specified herein, all of the capitalized terms used herein are defined in Section 6 hereof.

WHEREAS, the Company has entered into a Commitment Agreement, dated as of March 19, 2010 (the “Commitment Agreement”), with the Stockholder and the parties identified on Schedule I thereto whereby the Stockholder has agreed to participate in the Rights Offering on the terms and conditions set forth therein; and

WHEREAS, the Company has agreed to permit the Stockholder, for so long as the Stockholder together with its Affiliates Beneficially Own at least 7.5% of the Outstanding Equity, to designate one person for nomination for election to the board of directors of the Company (the “Board”) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Term. This agreement shall commence at the Effective Time and continue until the earlier of (i) termination of this Agreement at the election of the Stockholder by written notice to the Company and (ii) immediately prior to the annual meeting of stockholders of the Company held during the calendar year 2013 (the date of such meeting, the “Expiration Date”).

Section 2. Board of Directors.

(a) Nominees.

(i) Subject to the terms and conditions of this Agreement, from and after the Effective Time and until the earlier to occur of the Expiration Date or the Termination Event, for so long as the Stockholder together with its Affiliates Beneficially Own 7.5% or greater of the Outstanding Equity, the Stockholder shall have the right to designate one person to be nominated for election to the Board (a “Nominee”) by giving written notice in advance of the applicable meeting of stockholders or equityholders, as set forth in Section 2(a)(ii) and Section 3. As of the Effective Time, Glenn August shall be the Nominee of the Stockholder designated pursuant to this Section 2(a)(i), and a written notice in connection with such nomination shall not be required.

(ii) Notice. The Stockholder shall provide the Company with notice of designation of any Nominee pursuant to Section 2(a)(i) within 30 days after receiving a notice from the Company (such notice to be given by the Company no more than 120 days and no less than 90 days prior to the applicable annual meeting), informing the Stockholder of the date of the applicable annual meeting, and such notice shall not be subject to compliance with the advance notice requirements set forth in the By-Laws.

(b) With respect to the board of directors, board of managers or similar governing body of any subsidiary of the Company on which substantially all of the Directors (other than the Nominee) serve as a director, manager or other similar position, at the request of the Stockholder the Company shall use commercially reasonable efforts to cause the election or appointment, as the case may be, of the Nominee as a director, manager or otherwise, as applicable, of each such subsidiary.

(c) The Nominee designated hereunder by the Stockholder shall be nominated for election to serve as a Director. The Company shall use its reasonable best efforts to ensure that the Nominee is elected as a Director at every meeting of the stockholders of the Company called with respect to the election of members of the Board.

(d) Notwithstanding anything to the contrary contained herein, if the Stockholder together with its Affiliates cease to Beneficially Own at least 7.5% of the Outstanding Equity, whether as a result of dilution, Transfer or otherwise, then the rights of the Stockholder under this Section 2 shall terminate automatically (the “Termination Event”). Within three Business Days after the occurrence of the Termination Event (i) that results from a Transfer of Common Stock by the Stockholder, the Stockholder shall notify the Company of such event and (ii) that results from any other event or occurrence, the Company shall notify the Stockholder of such event (in each case, a “Termination Notice”). The Stockholder shall cause the Nominee to execute and deliver a resignation notice prior to becoming a Director which shall be effective automatically upon delivery of a Termination Notice, but only if such Termination Notice was properly delivered. If a Termination Notice was improperly delivered by either the Stockholder or the Company, the party with knowledge that such Termination Notice was improperly delivered shall notify the other party (a “Reinstatement Notice”). Upon receipt by the other party of the Reinstatement Notice, such Director shall be promptly reinstated as a Director of the Company and shall be entitled to all notices of meetings of the Board and its committees, among other things, issued during such interim period. The Company will provide such reinstated Director with such information as he or she may reasonably request with regard to any business conducted by the Board during such period.

(e) If a vacancy occurs because of the death, disability, disqualification, resignation or removal of a Nominee, the Stockholder shall be entitled to designate such person’s successor in accordance with Section 3(c).

(f) If a Nominee is not nominated or elected to the Board because of such Nominee’s death, disability, disqualification, withdrawal as a nominee or is for any other reason unavailable or unable to serve on the Board, the Stockholder shall be entitled to promptly designate another Nominee in accordance with the applicable provisions of Section 2 and the director position for which such Nominee was nominated shall not be filled pending such designation.

(g) The Company shall pay the reasonable out-of-pocket expenses incurred by the Nominee in connection with his services provided to or on behalf of the Company and/or its subsidiaries, including attending meetings. A Nominee shall be entitled to compensation paid to other non-employee Directors, provided, that if the Nominee is an employee of the Stockholder or its Affiliate, at the option of the Stockholder and subject to the approval of the Board, such compensation (or its economic equivalent) shall instead be paid to the Stockholder or its Affiliates referred to in Section 2(d) pursuant to this Agreement.

(h) If a Director nominated by Silver Point Capital, L.P. or Barclays Capital, Inc. or any of their Affiliates is designated as a member of the initial compensation (or equivalent) committee, the Company shall take all necessary steps to cause the Nominee to be designated as a member of such committee. Any material decisions or actions of the Board’s compensation (or equivalent) committee shall require the approval of the entire Board.

(i) Notwithstanding anything herein to the contrary, the Stockholder may elect at any time in its sole discretion to designate a Board observer (the “Board Observer”) in addition to any Nominee that the Stockholder may be entitled to designate hereunder to attend all meetings of the Board or any committees thereof, in a non-voting capacity by the giving of written notice to the Company of such election (“Observation Election”), provided, however, that a Board Observer designated by the Stockholder shall not attend any meetings of any committees of the Board when a Nominee of the Stockholder attends such meetings. In connection therewith, the Company shall simultaneously give the Board Observer copies of all notices, consents, minutes and other materials, financial or otherwise, which the Company provides to the Board, provided that (i) if the Board Observer does not, upon the request of the Company, before attending any meetings of the Board, execute and deliver to the Company a confidentiality agreement reasonably acceptable to the Company, the Board Observer may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith that such exclusion is reasonably necessary to protect highly confidential proprietary information of the Company or confidential proprietary information of third parties that the Company is required to hold in confidence, or for other similar reasons; (ii) such representative may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith that such exclusion is reasonably necessary to preserve the attorney-client privilege; and (iii) no failure of the Company to provide any materials hereunder shall prohibit the Board from taking any action proposed to be taken at any meeting of the Board or by written consent.

(j) For the avoidance of doubt, the provisions of this Agreement shall not limit any rights the Stockholder may have as a stockholder of the Company pursuant to Delaware law, the Certificate of Incorporation or the By-Laws.

Section 3. Company Obligations.

(a) The Company shall assure that: (i) the Nominee is included in the Board’s slate of nominees to the stockholders for each election of Directors; and (ii) the Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board. For the avoidance of doubt, the Stockholder shall not be entitled to nominate Directors pursuant to this Agreement for election at the annual meeting of stockholders of the Company held during the calendar year 2013.

(b) Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be nominated for election to the Board or recommend to the stockholders the election of any Nominee: (i) who fails to submit to the Company on a timely basis such questionnaires as the Company may reasonably require of its directors generally and such other information as the Company may reasonably request in connection with the preparation of its filings under the Securities Laws; or (ii) if the Board or the nominating committee (if any) determines in good faith, after consultation with outside legal counsel, that such action would constitute a breach of its fiduciary duties or applicable law or violate the Company’s Certificate of Incorporation; provided, however, that upon the occurrence of either (i) or (ii) above, the Company shall promptly notify the Stockholder of the occurrence of such event and permit the Stockholder to provide an alternate Nominee sufficiently in advance of any Board action, the meetings of the stockholders called or written action of stockholders with respect to such election of nominees and the Company shall use commercially reasonable efforts to perform its obligations under Section 3(a) with respect to such alternate Nominee (provided that if the Company provides at least 45 days advance notice of the occurrence of any such event such alternative nominee must be designated by the Stockholder not less than 30 days in advance of any Board action, notice of meeting of the stockholders or written action of stockholders with respect to such election of nominees), and in no event shall the Company be obligated to postpone, reschedule or delay any scheduled meeting of the stockholders with respect to such election of Nominees.

(c) At any time a vacancy occurs because of the death, disability, disqualification, resignation or removal of a Nominee, then the Board, or any committee thereof, shall not fill such vacancy until the earliest to occur of: (i) the Stockholder’s designation of a successor Nominee (which successor Nominee shall be designated in accordance with Section 2(a)) and the Board’s appointment of such successor Nominee to fill the vacancy; (ii) the Stockholder’s failure to designate a successor Nominee within 20 Business Days after receiving notification of the vacancy from the Company; or (iii) the Stockholder’s specifically waiving in writing its rights under this Section 3(c).

(d) The Company shall purchase directors’ and officers’ liability insurance in an amount as determined by the Board; provided that upon the Termination Event the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six years from the Termination Event in respect of any act or omission occurring at or prior to such event.

(e) For so long as any Director nominated to the Board pursuant to the terms of this Agreement serves as a Director of the Company, the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Director nominated pursuant to this Agreement, including but not limited to Article IX of the Certificate of Incorporation and Article VIII of the By-Laws (whether such right is contained in the Certificate of Incorporation, By-Laws or another document). Furthermore, after any Director nominated to the Board pursuant to the terms of this Agreement serves as a Director, no amendment, alteration or repeal of any right to indemnification or exculpation covering or benefiting any Director nominated pursuant to this Agreement will serve to reduce the indemnification or exculpation obligations of the Company with respect to any such former Director.

(f) From and after the Effective Time and until the earlier to occur of the Expiration Date or the Termination Event: (i) other than the Company’s Chief Executive Officer (the “CEO”) and the Directors nominated pursuant to this Agreement and the Other Nomination Agreements, as applicable, all Directors nominated or appointed, as the case may be, by the Company for election to the Board shall be Independent Directors and shall be designated by a committee of Independent Directors in consultation with the CEO and (ii) the Board shall consist of seven Directors.

Section 4. Termination. Upon the earlier to occur of the Expiration Date or the Termination Event, this Agreement shall be automatically terminated and of no further force and effect, and no party hereto shall have any surviving obligations, rights, or duties hereunder after such termination, provided that the Company shall be obligated to comply with Section 2(g), Section 3(d) and Section 3(e).

Section 5. Other Nomination Rights. The Company hereby represents to the Stockholder that it has not granted any nomination rights other than those provided for in this Agreement and the Other Nomination Agreements. The Company hereby agrees with the Stockholder that, until the earlier to occur of the Expiration Date or the Termination Event, it shall not grant any nomination rights other than those provided for in this Agreement and the Other Nomination Agreements.

Section 6. Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble.

“Beneficially Own” has the meaning ascribed to it in Rule 13d-3 and 13d-5 (or successor rules then in effect) promulgated under Exchange Act.

“Board” has the meaning set forth in recitals.

“Board Observer” has the meaning set forth in Section 2(i).

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“By-Laws” means the Company’s By-Laws, as in effect on the date hereof, as the same may be amended from time to time.

“CEO” has the meaning set forth in Section 3(f).

“Certificate of Incorporation” means the Company’s Second Amended and Restated Certificate of Incorporation, as in effect on the date hereof, as the same may be amended from time to time.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Director” has the meaning set forth in the By-Laws.

“Effective Time” has the meaning set forth in the preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in Section 1.

“Independent Director” means a Director that is an “independent director” as such term is defined from time to time in the NYSE’s listing standards (or the principal national securities exchange on which Common Stock is then traded) and is not an “affiliate” or an “associate” (as such terms are defined in Rule 12b-2 of the Exchange Act) or any member of the “immediate family” (as such term is defined in Rule 16a-1 of the Exchange Act) of a director or executive officer of the Company or the Stockholder and shall not have (or have had during the past three years) any employment arrangement or other material commercial arrangement with any such person. For the avoidance of doubt, ownership of a 5% or less limited partnership interest in any fund managed by the Stockholder shall not be considered to constitute a material commercial arrangement.

“Nominee” has the meaning set forth in Section 2(a)(i).

“Observation Election” has the meaning set forth in Section 2(i).

“Other Nomination Agreements” means the nomination agreements between the Company and (i) Silver Point or its affiliates, (ii) Barclays Capital, Inc. or its affiliates and (iii) Capital Research and Management Company or its affiliates, TCW Asset Management Company or its affiliates, TD Asset Management Inc. or its affiliates, and Lord, Abbett & Co. LLC or its affiliates, each entered into on the date hereof.

“Outstanding Equity” means, at any time, the issued and outstanding Common Stock of the Company (assuming the conversion of all outstanding shares of Preferred Stock).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Preferred Stock” means the Company’s 7% Cumulative Participating Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Reinstatement Notice” has the meaning set forth in Section 2(d).

“Rights Offering” has the meaning assigned thereto in the Commitment Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securities Laws” means the Securities Act and the Exchange Act, and the rules promulgated thereunder.

“Stockholder” has the meaning set forth in the preamble.

“Termination Event” has the meaning set forth in Section 2(d).

“Termination Notice” has the meaning set forth in Section 2(d).

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of law) of Common Stock and/or Preferred Stock.

Section 7. No Assignment; Benefit of Parties; No Transfer. No party may assign this Agreement or any of its rights or obligations hereunder and any assignment hereof will be null and void except that the Stockholder may assign this Agreement to an Affiliate. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns for the uses and purposes set forth and referred to herein. Except as explicitly set forth herein, nothing contained in this Agreement shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

Section 8. Remedies. The Company and the Stockholder shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Company and the Stockholder shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 9. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the Company at the addresses set forth below and to the Stockholder at the addresses set forth below. Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

The Company’s address is:	Cooper-Standard Holdings Inc. 39550 Orchard Hill Place Drive Novi, Michigan 48375
	Attention:	General Counsel
	Facsimile:	(248) 596-6535

with copies to:	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004
	Attention:	David L. Shaw
	Facsimile:	(212) 859-4000

The Stockholder’s address is:	Oak Hill Advisors, L.P. 1114 Avenue of the Americas, 27th Floor New York, New York
	Attention:	Glenn August
	Facsimile:	(212) 838-8411

with copies to:	Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, New York 10036
	Attention:	Adam Weinstein
	Fax:	(212) 872-1002

Section 10. Adjustments. If, and as often as, there are any changes in the Common Stock or Preferred Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue as so changed.

Section 11. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 12. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the parties hereto and their respective successors and assigns, except as set forth in Section 2(g) and Section 3(d), any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

Section 13. Further Assurances. Each of the parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 14. Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 15. Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 16. Mutual Waiver of Jury Trial. The parties hereto hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement. Any action or proceeding whatsoever between the parties hereto relating to this Agreement shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

Section 17. Complete Agreement; Inconsistent Agreements. This Agreement represents the complete agreement between the parties hereto as to all matters covered hereby, and supersedes any prior agreements or understandings between the parties.

Section 18. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 19. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholder unless such modification is approved in writing, in the case of an amendment, by the Company and the Stockholder, and in the case of a waiver, by each party against whom the waiver is to be effective. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Company:

COOPER-STANDARD HOLDINGS INC.

By:	/s/ Timothy W. Hefferon
Name:	Timothy W. Hefferon
Title:	V.P., General Counsel & Secretary

Cooper-Standard Holdings Inc.

Signature Page to Director Nomination Agreement

Stockholder:

OAK HILL ADVISORS, L.P., on behalf of certain funds and separate accounts that it manages

By:	/s/ Scott D. Krase
Name:	Scott D. Krase
Title:	Authorized Signatory

Cooper-Standard Holdings Inc.

Signature Page to Director Nomination Agreement